Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2014 Financial Results

Non-GAAP core operating income of $1.18 per share (diluted) for the first quarter 2014(1)

Dividend of $0.875 per share for the first quarter 2014, payable on April 30, 2014

Annualized dividend yield of 14%(2), 18%(3) on a tax adjusted basis

Book value per share at March 31, 2014 was $31.50

ARLINGTON, VA, April 28, 2014 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $20.1 million for the quarter ended March 31, 2014, or $1.18 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $7.0 million for the quarter ended March 31, 2014, or $0.41 per share (diluted), compared to net income of $40.0 million for the quarter ended December 31, 2013, or $2.36 per share (diluted), and net income of $3.2 million, or $0.23 per share (diluted), for the quarter ended March 31, 2013.

“Arlington continues to benefit from its hybrid portfolio structure, earning competitive returns on its hedged, agency-backed MBS portfolio and simultaneously experiencing capital appreciation in its private-label MBS portfolio. The Company’s capital raise during the quarter was accretive to investable book value and will positively impact future cash earnings while further reducing the Company’s expense to capital ratio, boosting return on equity, and efficiently utilizing tax benefits. These positive trends should continue as the Company completes the full deployment of capital from the offering and shifts capital from its maturing private-label MBS portfolio into its higher current cash returning hedged agency-backed MBS portfolio,” said J. Rock Tonkel, Jr., the Company's President and Chief Operating Officer.

First Quarter Highlights

Net interest income for the first quarter was $21.6 million, including non-cash accretion on private-label mortgage-backed securities (“MBS”) of $2.4 million required under GAAP. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of March 31, 2014 was 6.00%. The Company’s debt to equity ratio at March 31, 2014 was approximately 3 to 1.

As of March 31, 2014, the Company’s agency-backed MBS portfolio consisted of $1.9 billion in face value with a cost basis and a fair value of $2.0 billion. As of March 31, 2014, all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.06%, a weighted average cost of 106.82, a weighted average market price of 104.38, and had a weighted average cost of repo funding of 34 basis points. On a mark-to-market basis, the Company had an average of $1.1 billion in Eurodollar futures associated with the agency-backed MBS portfolio starting in March 2015 and ending in December 2018 with a rate of 2.27% and an equivalent funding cost through December 2018 of approximately 1.73%. The Company also had $625 million in notional 10-year interest rate swap futures with a marked rate of approximately 2.87%, resulting in a combined hedged notional amount of approximately $1.7 billion. During April 2014, the Company purchased or has pending purchases for approximately $500 million in face value of additional agency-backed MBS, which it expects to hedge similarly to its existing agency-backed MBS portfolio.

As of March 31, 2014, the Company’s private-label MBS portfolio consisted of $458.6 million in face value with an amortized cost basis of $270.1 million and a fair value of $329.8 million. The following table presents certain statistics of the Company’s private-label MBS portfolio as of or for the quarter ended March 31, 2014 (dollars in millions):

Total Private- Label MBS

Fair market value	$329.8
Fair market value (as a % of face value)	71.9%
Quarterly cash yield (as a % of average fair market value, excluding GAAP non-cash accretion)	5.6%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	10.2%
Quarterly unlevered cash yield (as a % of average amortized cost excluding GAAP non-cash accretion)	6.7%
Average cost (as a % of face value)	54.0%
Weighted average coupon	3.1%

Face value	$458.6
Amortized cost	$270.1
Purchase discount	$188.5

60+ days delinquent	15.0%
Credit enhancement	0.3%
Severity (3-month)	32.6%
Constant prepayment rate (3-month)	9.7%

The Company has chosen to modify non-GAAP core operating income to better reflect the attributes of its business.  As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges on its hedged, agency-backed MBS portfolio when assessing the underlying non-GAAP core operating income of the Company.  This will result in presenting cash spread income for the Company’s agency-backed MBS portfolio in non-GAAP core operating income whereas realized and unrealized gains and losses on assets and hedges for the agency-backed MBS portfolio will continue to be included as components in the changes in book value and in the GAAP net income of the Company. See below for the discussion and detail of non-GAAP core operating income.

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the first quarter of 2014. The dividend will be paid on April 30, 2014 to shareholders of record as of March 31, 2014. This represented a 14% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $25.55 on April 28, 2014.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company calculated non-GAAP core operating income for the three months ended March 31, 2014. The Company’s non-GAAP core operating income for the three months ended March 31, 2014 was $20.1 million. In determining core operating income, the Company excluded certain legacy litigation expenses and the following non-cash expenses: (1) compensation costs associated with stock-based awards, (2) accretion of MBS purchase discounts adjusted for contractual interest and principal repayments in excess of proportionate invested capital, (3) other-than-temporary impairment charges recognized, (4) non-cash income tax provisions, and (5) benefit from the reversal of previously accrued federal and state tax liability and accrued interest related to uncertain tax positions. Additionally, starting in 2014, the Company has excluded both realized and unrealized gains and losses on the agency-backed MBS and all related hedge instruments, and has presented prior periods on a consistent basis. These adjustments are only for the purpose of calculating the Company’s non-GAAP core operating income; therefore, they do not change the Company’s GAAP book value as reported.

The Company’s portfolio strategy on the agency-backed MBS portfolio is to generate a net interest margin on the leveraged assets and hedge the market value of the assets, expecting that the fluctuations in the market value of the agency-backed MBS and related hedges should largely offset each other over time. As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges on its hedged, agency-backed MBS portfolio when assessing the underlying core operating income of the Company. However, the Company’s portfolio strategy on the private-label MBS is to generate a total cash return comprised of both interest income and the cash return realized when the private-label MBS are sold that equals the difference between the sale price and the discount to par paid at acquisition. Therefore, the Company excludes non-cash accretion of private-label MBS purchase discounts from non-GAAP core operating income, but includes realized cash gains or losses on its private-label MBS portfolio in core operating income to reflect the total cash return on those securities over their holding period.

This non-GAAP core operating income measurement is used by management to analyze and assess the Company’s operating results on its portfolio and assist with the determination of the appropriate level of dividends. The Company believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on our performance and provides additional clarity around our earnings capacity and trends. A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, the Company believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

The following is a reconciliation of GAAP net income to non-GAAP core operating income for the three months ended March 31, 2014 and 2013 (dollars in thousands):

	Three Months Ended March 31,
	2014	2013 Revised	2013 As Previously Reported
GAAP net income	$7,033	$3,177	$3,177
Adjustments
Legacy litigation expenses (a)	11	504	504
Stock compensation	677	495	495
Non-cash interest income related to purchase discount accretion (b)	(2,443)	(712)	(712)
Net realized and unrealized loss on trading MBS and hedge instruments	10,633	14,784	14,738
Benefit from the reversal of federal tax liability and accrued interest related to uncertain tax position	—	(3,744)	(3,744)
Other-than-temporary impairment charges	—	162	162
Non-cash income tax provisions	4,203	—	—
Non-GAAP core operating income	$20,114	$14,666	$14,620

(a)	Legacy litigation expenses relate to legal matters pertaining to events related to business activities the Company completed or exited in or prior to 2009 — primarily debt extinguishment, sub-prime mortgage origination and securitization and broker/dealer operations.
(b)	Non-cash interest income related to purchase discount accretion represents interest income recognized in excess of cash receipts related to contractual interest income and principal repayments in excess of proportionate invested capital.

(2)	Based on the annualized first quarter 2014 dividend and the Class A common stock closing price on the NYSE of $25.55 on April 28, 2014.
(3)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing an 18% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, portfolio hedging, market conditions, cash returns and earnings, dividends, book value, changes in the Company’s expense to capital ratio, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in the Company’s operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
INTEREST INCOME	$23,867	$18,328

INTEREST EXPENSE
Interest on short-term debt	1,734	1,489
Interest on long-term debt	551	115
Total interest expense	2,285	1,604
Net interest income	21,582	16,724

OTHER LOSS, NET
Investment loss, net	(5,911)	(13,529)
Other loss	(3)	(4)
Total other loss, net	(5,914)	(13,533)
Operating income before other expenses	15,668	3,191

OTHER EXPENSES
Compensation and benefits	2,961	2,349
Professional services	516	1,121
Business development	31	32
Occupancy and equipment	99	121
Communications	47	47
Other operating expenses	501	106
Total other expenses	4,155	3,776

Income (loss) before income taxes	11,513	(585)

Income tax provision (benefit)	4,480	(3,762)

Net income	$7,033	$3,177

Basic earnings per share	$0.42	$0.23

Diluted earnings per share	$0.41	$0.23

Weighted average shares outstanding - basic (in thousands)	16,808	13,927
Weighted average shares outstanding - diluted (in thousands)	17,081	14,093

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$112,292	$48,628
Receivables
Interest	5,874	5,173
Sold securities receivable	7,107	-
Other	15	212
Mortgage-backed securities, at fair value
Available-for-sale	329,892	341,346
Trading	1,953,953	1,576,452
Other investments	2,032	2,065
Derivative assets, at fair value	1,746	8,424
Deferred tax assets, net	162,483	165,851
Deposits	64,269	45,504
Prepaid expenses and other assets	1,616	1,311
Total assets	$2,641,279	$2,194,966

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$1,771,522	$1,547,630
Interest payable	731	774
Accrued compensation and benefits	1,229	5,584
Dividend payable	17,312	14,630
Derivative liabilities, at fair value	43,288	33,129
Purchased securities payable	143,561	-
Accounts payable, accrued expenses and other liabilities	1,889	1,391
Long-term debt	40,000	40,000
Total liabilities	2,019,532	1,643,138

Equity:
Common stock	197	166
Additional paid-in capital	1,809,665	1,727,398
Accumulated other comprehensive income, net of taxes	51,086	53,190
Accumulated deficit	(1,239,201)	(1,228,926)
Total equity	621,747	551,828

Total liabilities and equity	$2,641,279	$2,194,966

Book Value per Share	$31.50	$33.10

Shares Outstanding (in thousands)	19,737	16,671